UNDERWRITING CONTRACT


     AGREEMENT dated as of the 20th day of December 1972, between AMERICAN FIDELITY SECURITIES, INC., a corporation organized under the laws of the State of Oklahoma and having its principal place of business in Oklahoma City, Oklahoma (sometimes herein referred to as "Underwriter"), and AMERICAN FIDELITY VARIABLE ANNUITY FUND A, a separate account of American Fidelity Assurance Company organized under Oklahoma insurance law and having an office and place of business in Oklahoma City, Oklahoma (sometimes herein referred to as "the Fund").


                           WITNESSETH:


     In consideration of the agreements herein contained and other consideration, receipt of which by each party is hereby acknowledged, it is agreed:

     1. The Fund hereby appoints the Underwriter as its exclusive agent to sell and distribute variable annuity contracts of the Fund at the offering price thereof as from time to time determined in the manner herein provided. The Underwriter hereby accepts such appointment and agrees during such period to provide the services and to assume the obligations herein set forth. The Underwriter shall receive an underwriting commission of 3% on all payments received for variable annuity contracts for the services performed pursuant to this agreement.

     2. The Underwriter agrees that variable annuity contracts will be offered only for use in connection with plans established by persons entitled to the benefits of the Self-Employed Individuals Tax Retirement act of 1962, as amended; plans qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1954; and annuity purchase plans adopted by public schools systems and certain tax-exempt organizations pursuant to
Section 403(b) of the Internal Revenue Code of 1954.

     3. Neither the Underwriter nor any other person is authorized by the Fund to give any information or to make any representation relative to the Fund's variable annuity contracts other than those contained in the registration statement or prospectus filed with the Securities and Exchange Commission as the same may be amended from time to time or in any supplemental information to said prospectus approved in writing by the Fund. The Underwriter agrees that any other information or representations other than those specified above which it may make in connection with the offer or sale of variable annuity contracts shall be made entirely without liability on the part of the Fund. No person or dealer other than the Underwriter is authorized to act as agent for the Fund for the purpose of sale of its variable annuity contracts. The Underwriter agrees that in offering or selling variable annuity contracts as agent of the Fund, it will in all respects duly conform to all State and Federal laws and will indemnify and save harmless the Fund from any and all liability, damage, or expense on account of any act of the Underwriter or any representative of the Underwriter performed in connection therewith. The Underwriter agrees to indemnify and save harmless the Fund from any and all liability, damage, or expense on account of any act of the Underwriter or any representative of the Underwriter performed in connection therewith. The Underwriter agrees to indemnify and save harmless the Fund and its officers, managers and employees from and against any liabilities arising out of statements or failure to make statements in any registration statement or prospectus of the Fund for the preparation of which it is responsible or as to which it has supplied information, and the Fund agrees to indemnify and save harmless the Underwriter and its officers, managers and employees, always subject to the limitations described in Section 17(i) of the Investment Company Act of 1940, from and against any liabilities arising out of the contents of any such registration statement or prospectus for the preparation of which the Underwriter is not responsible or as to which it has not supplied information. The Underwriter will submit to the Fund copies of all sales literature before using the same and will not use such literature if disapproved by the Fund.

     4. This agreement shall continue in effect for two years from the date of its execution and thereafter for successive periods of one year each if such continuance is approved at least annually by a majority of the Managers of the Fund who are not affiliated persons of the Underwriter, or by vote of a majority of the outstanding voting securities of the Fund, or unless notice of its discontinuance shall be given by one party hereto to the other not less than sixty (60) days before its termination or before the expiration of any succeeding annual period.

     5. This Agreement may not be assigned by either party and shall automatically terminate in the event of an attempted assignment, provided, however, that the Underwriter may employ such other person, persons, corporation, or corporations, as it shall determine, in order to assist it in carrying out this Agreement.

     6. This Agreement may be amended at any time by mutual agreement in writing of the parties hereto, provided that any such amendment is approved by a majority of the Managers of the Fund who are not affiliated persons of the Underwriter or by the holders of a majority of the voting securities of the Fund.

     IN WITNESS WHEREOF, this Agreement has been executed in triplicate for the Underwriter and the Fund and their respective corporate seals affixed hereto by their duly authorized officers, on the day and date first above written.

AMERICAN FIDELITY VARIABLE         AMERICAN FIDELITY SECURITIES,
ANNUITY FUND A                     INC.


CB CAMERON                         CB CAMERON
CB Cameron                         CB Cameron
Chairman of the Board of Managers  President